EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

AMEX Accepts Extension of Westmoreland
Compliance Plan to November 6, 2006;
Forms 10-Q for the First and Second Quarters of 2006
and Amendment No. 1 to the 2005 Form 10-K to be Filed by November 6;
Investor Conference Call Scheduled for November 7

Colorado Springs, CO – October 30, 2006 — Westmoreland Coal Company (AMEX:WLB) reported today that the staff of the American Stock Exchange (the “Amex”) has accepted the Company’s updated plan to meet the Amex’s continued listing standards and will continue to list the Company through the plan period pursuant to an extension. The revised plan contemplates filing the Forms 10-Q for the first and second quarters of 2006 no later than November 6, 2006. The Company also intends to file the restated financial results for the year ended December 31, 2005 no later than November 6, 2006.

Because of the quantity of information being filed contemporaneously, the Company will conduct an investor conference call on Tuesday, November 7, 2006. Details will be provided on the Company’s web site and will be made available through a subsequent announcement.

The compliance plan was necessitated by the Company’s inability to file timely quarterly reports on Form 10-Q with the Securities and Exchange Commission for the quarters ended March 31, 2006 and June 30, 2006 because of a continuing review of the Company’s accounting for income taxes which also requires restatement of the Company’s consolidated financial statements for the years 2001 through 2005. The Company noted that as a result of the delay in filing the second quarter 2006 Form 10-Q, it had previously received a notice from the Amex that the Company is not in compliance with the Amex’s continued listing standards as provided in Sections 134 and 1101 of the Amex Company Guide.

Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly efficient and clean independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership and operation of the two-unit ROVA coal-fired power plant in North Carolina, an interest in a natural gas-fired power plant in Colorado, and the operation of four power plants in Virginia. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information visit www.westmoreland.com.

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Contact: Diane Jones (719) 442-2600